As filed with the Securities and Exchange Commission on August 1, 2013

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Luxoft Holding, Inc

 (Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Akara Building 24 De Castro Street Wickhams Cay 1 Road Town, Tortola British Virgin Islands	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Stock option plan

Stock option plan 2

Luxoft Holding, Inc Stock Plan

(Full title of the plan)

Luxoft USA Inc.

225 W. 34th St.

Suite 1707

New York, NY 10122
(Name and address of agent for service)

+ 1 (212) 964-9900

(Telephone number, including area code, of agent for service)

Copies to:

Joshua G. Kiernan	Darina Lozovsky
White & Case LLP	White & Case LLC
5 Old Broad Street	4 Romanov Pereulok
London EC2N 1DW	125009 Moscow
United Kingdom	Russia
Tel: +44 (20) 7532-1408	Tel: +7 (495) 787- 3000
Fax: +44 (20) 7532-1001	Fax: +7 (495) 787-3001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Ordinary Shares, no par value	2,434,796 shares (3)	$21.665	$52,749,855	$7,195.08
Ordinary Shares, no par value	621,124 shares (4)	$21.665	$13,456,651	$1,835.49

(1)    Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares.

(2)    Estimated pursuant to Rules 457(c) and (h) under the Securities Act solely for purposes of calculating the amount of the registration fee, on the basis of the average high and low trading prices of the Registrant’s ordinary shares on July 26, 2013, as reported on the New York Stock Exchange, which was $21.665 per share.

(3)    Represents 2,434,796 ordinary shares issuable under the Stock option plan.

(4)    Represents 621,124 ordinary shares issuable under the Stock option plan 2 and the Luxoft Holding, Inc Stock Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information*

Item 2.         Registrant Information and Employee Plan Annual Information*

*            The documents containing the information specified in this Part I of Form S-8 (Plan Information and Registration Information and Employee Plan Annual Information) will be sent or given to employees as specified by the Securities and Exchange Commission (the “Commission”) pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Commission either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.                     Incorporation of Documents by Reference

The following documents filed by Luxoft Holding, Inc (the “Company”) are incorporated herein by reference:

(i)             the Company’s final prospectus filed on June 26, 2013 pursuant to Rule 424(b)(4) under the Securities Act in connection with the Company’s Registration Statement on Form F-1 (File No. 333-188765); and

(ii)          the description of the Company’s Ordinary Shares contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-35976) filed with the Commission on June 20, 2013.

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                    Description of Securities.

Not applicable.

Item 5.                    Interests of Named Experts and Counsel

Not applicable.

Item 6.                    Indemnifications of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Company’s Amended Memorandum and Articles of Association provide for the indemnification of our directors against all losses or liabilities incurred or sustained by him or her as a director of our company in defending any proceedings, whether civil, criminal, administrative or investigative in which the director acted honestly and in good faith with a view to the best interest of the Company and had no reasonable cause to believe that their conduct was unlawful. The Company has also entered into indemnification agreements with each of its directors and officers.

There is no pending litigation or proceeding against any of the Company’s directors as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

In the opinion of the U.S. Securities and Exchange Commission, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7.                    Exemption from Registration Claimed

Not applicable.

Item 8.                    Exhibits

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Item 9.         Undertakings

(a)         The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)                                            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                         To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                                      To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York,  on this 1st day of August, 2013.

LUXOFT HOLDING, INC

By:	/s/ DMITRY LOSHCHININ
	Name:	Dmitry Loshchinin
	Title:	Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dmitry Loshchinin and Roman Yakushkin, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title of Capacities	Date
/s/ Dmitry Loshchinin	Chief Executive Officer	August 1, 2013
Dmitry Loshchinin	(Principal Executive Officer)

/s/ Roman Yakushkin	Chief Financial Officer	August 1, 2013
Roman Yakushkin	(Principal Financial Officer)

/s/ Glen Granovsky	Director	August 1, 2013
Glen Granovsky

/s/ Thomas Pickering	Director	August 1, 2013
Thomas Pickering

/s/ Brian Monk	Director	August 1, 2013
Brian Monk

/s/ Anatoliy Karachinskiy	Director	August 1, 2013
Anatoliy Karachinskiy

/s/ Yevgeny Senderov	Director	August 1, 2013
Yevgeny Senderov

/s/ Glen Granovsky	United States Representative	August 1, 2013
Luxoft USA Inc. By: Glen Granovsky Title: Secretary

EXHIBITS

Exhibit
No.	Description

5.1	Opinion of Conyers Dill & Pearman, British Virgin Islands counsel to the Registrant, as to the validity of the Class A
Ordinary Shares (including consent)*

23.1	Consent of Ernst & Young LLC*

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to this Registration Statement)*

99.1

Unanimous written consent of directors of Luxoft Holding, Inc on issue of shares under incentive stock option plan, dated March 25, 2010, and Form of Option Agreement (incorporated by reference to Exhibit 10.10 of the Registration Statement on Form F-1 of Luxoft Holding, Inc (File No. 333-188765))

99.2

Minutes of a Meeting of Stock Option Plan Committee of Luxoft Holding, Inc on December 14, 2011: Annex #1 to Minutes of a Meeting of Stock Option Plan Committee of Luxoft Holding, Inc on December 14, 2011. Main Terms and Conditions of Stock Option Plan 2; and Form of Option Agreement (incorporated by reference to Exhibit 10.12 of the Registration Statement on Form F-1 of Luxoft Holding, Inc (File No. 333-188765))

99.3	Luxoft Holding, Inc Stock Plan (Effective as of June 14, 2012) (incorporated by reference to Exhibit 10.13 of the Registration Statement on Form F-1 of Luxoft Holding, Inc (File No. 333-188765))

* Filed herewith